Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

ADS-TEC ENERGY PUBLIC LIMITED COMPANY

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, nominal value $0.0001 per share	457(h)	6,450,000 (2)	$8.07 (3)	$52,051,500	.0000927	$4,825.18
Total Offering Amounts					$52,051,500		$4,825.18
Total Fee Offsets							$—
Net Fee Due							$4,825.18

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares which become issuable under the ADS-TEC Energy Public Limited Company 2021 Omnibus Incentive Plan (“Plan”) by reason of any share dividend, share split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding ordinary shares.
(2)	This Registration Statement covers 6,450,000 ordinary shares reserved for issuance under the Plan.
(3)	The price of $8.07 per share, which is the average of the high and low sale prices of the ordinary shares of the registrant as quoted on the Nasdaq Capital Market on February 24, 2022, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and has been used as these shares are without a fixed price.